4858-9732-6242v.3 EMPLOYMENT AGREEMENT This Employment Agreement (“Agreement”) is made and entered into by and between RumbleOn, Inc. (the “Company”), and Tiffany Kice (“Employee”), effective as of June 24, 2024 (the “Effective Date”). 1. Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Senior Vice President and Chief Financial Officer of the Company and in such other positions as the Company may request from time to time. Employee shall perform the duties required of her hereunder from the Company’s Irving, Texas office or such other location that the Company may designate from time to time as its primary headquarters; provided, however, Employee acknowledges and understand that business travel may be required in the performance of Employee’s duties hereunder. 2. Duties and Responsibilities. During the Employment Period, Employee shall devote Employee’s best efforts and full business time to the business of the Company and its direct and indirect subsidiaries as may exist from time to time (collectively, the Company and its direct and indirect subsidiaries are referred to as the “Company Group”) as may be requested by the Company from time to time. As Senior Vice President and Chief Financial Officer, Employee will report to the Company’s Chief Executive Officer. Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Company from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Section 2, (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other business activities, in each case, so long as such investment, interests, or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not in breach of Employee’s obligations to any member of the Company Group. 3. Compensation. (a) Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $385,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. (b) Signing Bonus. Within thirty (30) days of the Effective Date, the Company shall pay to Employee a one-time bonus of $25,000 (the “Signing Bonus”); provided, however, that to earn such Signing Bonus, Employee must be continuously employed by the Company from the Effective Date through the date such Signing Bonus is paid. (c) Annual Bonus. For each complete calendar year that Employee is employed hereunder, Employee shall be eligible for discretionary bonus compensation with a target amount of 75% of Employee’s Base Salary (the “Annual Bonus”). The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the board of Exhibit 10.1

2 directors of the Company (the “Board”) or a committee thereof in its discretion, and which targets may include components based on Company and personal performance. Notwithstanding the foregoing, Employee shall be eligible to receive a discretionary, pro rata bonus for the portion of the 2024 calendar year that Employee is employed by the Company hereunder (the “2024 Bonus”). Each Annual Bonus (and the 2024 Bonus), if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable year to which the Annual Bonus (or 2024 Bonus) relates (such applicable year, a “Bonus Year”) have been achieved, but in no event later than March 15 following the end of such Bonus Year (or, for the 2024 Bonus, no later than March 15, 2025). Notwithstanding anything in this Section 3(c) to the contrary, no Annual Bonus (or 2024 Bonus), if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus or 2024 Bonus is paid. (d) Annual Equity Grant. Subject to the approval of the Compensation Committee of the Board, the Company shall provide Employee with a pro-rated equity grant of restricted stock units for calendar year 2024 with a target incentive opportunity equal to 75% of Employee’s Base Salary (the “Equity Grant”), which Equity Grant shall include 25% time-based and 75% performance-based metrics and shall be subject to the terms of the RumbleOn, Inc. 2017 Stock Incentive Plan, as may be amended or restated from time to time (the “Stock Incentive Plan”), the RumbleOn, Inc. Equity Granting Policy (the “Equity Granting Policy”) and the applicable award documentation. For calendar years following 2024 in which the Employment Period remains in effect, Employee shall be eligible for potential, additional discretionary awards, in each case subject to the approval of the Compensation Committee of the Board, the terms of the Stock Incentive Plan, the Equity Granting Policy and the applicable award documentation. (e) Signing Equity Grant. Subject to the approval of the Compensation Committee of the Board, the Company shall provide Employee with a grant of time-based restricted stock units worth $50,000 at the time of grant, which grant shall be subject to the terms of the Stock Incentive Plan, the Equity Granting Policy and the applicable award documentation. 4. Term of Employment. Employee is employed hereunder on an at-will basis, and Employee’s employment pursuant to this Agreement shall begin on the Effective Date and continue until terminated pursuant to Section 7 below. The period from the Effective Date through the date of the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.” 5. Expenses. Subject to Section 23, the Company shall reimburse Employee for Employee’s reasonable, out-of-pocket business-related expenses incurred in the performance of Employee’s duties under this Agreement; provided, however, that any expenses shall be incurred and documented in accordance with the Company’s expense reimbursement policies as in effect from time to time. Any reimbursement of expenses shall be made by the Company upon or following receipt of Employee’s claim for such expense reimbursement made in accordance with applicable Company policies (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). 6. Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which executive level Company employees are eligible

3 to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. Employee shall be eligible for up to twenty (20) days of vacation each calendar year, which vacation time shall accrue and be taken pursuant to the Company’s vacation policies as in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally. 7. Termination of Employment. (a) Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean: (i) Employee’s material breach of this Agreement or any other written agreement between Employee and any member of the Company Group; (ii) Employee’s material breach of any written policy or code of conduct established by any member of the Company Group and applicable to Employee; (iii) Employee’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation); (iv) Employee’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (v) the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; or (vi) Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive of the Board; provided, however, that if Employee’s actions or omissions as set forth in this Section 7(a)(vi) are of such a nature that the Board determines that they are curable by Employee, such actions or omissions must remain uncured thirty (30) days after the Board first provided Employee written notice of the obligation to cure such actions or omissions. Notwithstanding anything to the contrary, a resignation by Employee at a time when grounds for Cause exist shall be deemed to be a termination of Employee’s employment by the Company for Cause. (b) The Company’s Right to Terminate Other than for Cause. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

4 (c) Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company for Good Reason, as set forth herein. For purposes of this Agreement, “Good Reason” shall mean: (i) a material breach by the Company of any of its material obligations under this Agreement; (ii) a material reduction in Employee’s Base Salary; (iii) a relocation by more than 50 miles of Company’s current principal place of business; or (iv) the Employee ceases to report to the Chief Executive Officer (or such individual who has been designated as the interim Chief Executive Officer in the temporary absence of a Chief Executive Officer). Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i)-(iv) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after Employee has knowledge of the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within seventy-five (75) days after Employee has knowledge of the initial occurrence of the condition(s) specified in such notice. Further notwithstanding the foregoing, no suspension of Employee or a reduction in Employee’s authority, duties and responsibilities in conjunction with any leave required, or other action taken, by the Company as part of any investigation into alleged wrongdoing by such Employee shall give rise to Good Reason. (d) Death or Disability. Upon the death of Employee, or upon written notice from the Company following Employee’s Disability, Employee’s employment with the Company shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party hereunder. For purposes of this Agreement, a “Disability” shall exist if the Board determines that Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) days or one hundred- twenty (120) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period. (e) Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that

5 such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)). (f) Effect of Termination. (i) Termination by the Company for Cause; Resignation by Employee without Good Reason; Termination Due to Death or Disability. If Employee’s employment hereunder is terminated by the Company for Cause (including a resignation by Employee at a time when grounds for Cause exist), Employee resigns without Good Reason, or Employee’s employment terminates due to Employee’s death or Disability, then Employee will be entitled to receive (A) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (B) any unpaid or unreimbursed expenses incurred in accordance with applicable Company policy, and (C) any benefits under the Company’s employee benefit plans in accordance with the terms contained therein (collectively, the “Accrued Obligations”). (ii) Termination by the Company without Cause; Resignation by Employee for Good Reason. (A) If Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 7(b), or is terminated by Employee for Good Reason pursuant to Section 7(c), then so long as (and only if) Employee: (1) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment, engagement, or affiliation with the Company and any other member of the Company Group or the termination of such employment, engagement or affiliation, but excluding all claims to severance payments Employee may have under this Section 7; and (2) abides by the terms of each of Sections 9, 10, and 11 then, in addition to the Accrued Obligations (which Employee shall be entitled to receive regardless of whether Employee satisfies the Release requirement described herein), the Company shall make severance payments to Employee in a total amount equal to the product of: (x) the Severance Multiple (as defined below) and (y) one month’s worth of Employee’s Base Salary as in effect on the date that Employee’s employment terminates (such date, the “Termination Date”). As used herein, the “Severance Multiple” shall be: (1) six (6) if the Termination Date occurs prior to, or on or after the date that is ninety (90) days after, a Change in Control (as defined below), or (2) twelve (12) if the Termination Date occurs on the date of a Change in Control or within eighty-nine (89) days thereafter. The Severance Payment will be divided into, and paid, in substantially equal installments on the Company’s regular payroll dates for the number of months following the Termination Date that equal the

6 Severance Multiple; provided, however, on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Termination Date, and each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates applicable to the period through the remainder of the period that is six (6) months after the Termination Date. As used herein, “Change in Control” has the meaning given to it in the Stock Incentive Plan. (B) If, during any portion of the period following the Separation Date that equals the number of months within the Severance Multiple (the “COBRA Period”) Employee elects, within the time period prescribed pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to continue coverage under the Company’s group health plans pursuant to COBRA for Employee and Employee’s eligible dependents, then the Company shall provide for the payment of the Employee’s monthly COBRA payment for Employee and any of the Employee’s dependents that were participating in such plan immediately prior to Employee’s termination (the “COBRA Subsidy”). The Company will provide the COBRA Subsidy until the earliest of: (i) the last date of the COBRA Period; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage, or (iii) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall promptly be reported to the Company). If the Company cannot provide the COBRA Subsidy without violating applicable law or is otherwise unable to continue to cover the Employee or the Employee’s dependents under its group health insurance plans, then the Company shall pay Employee an equivalent monthly cash payment such that Employee receives, on an after-tax basis, the same amount reimbursement for COBRA benefits for the COBRA Period. (C) For the avoidance of doubt, the Severance Payment and COBRA Subsidy (and any portion thereof) shall not be payable if (1) Employee’s employment hereunder terminates due to Employee’s death, Disability, resignation without Good Reason, or termination by the Company for Cause. (D) If the Release is not executed and returned to the Company on or before the Release Expiration Date, or Employee has revoked the Release prior to the expiration of the required revocation period, then Employee shall not be entitled to any portion of the Severance Payment. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other

7 employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967) and Employee is age 40 or over on the Termination Date, the date that is forty-five (45) days following such delivery date. (g) After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Severance Payment or COBRA Subsidy pursuant to Section 7(f)(ii) but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by the terms of Sections 9, 10, or 11; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Severance Payment and COBRA Subsidy and Employee shall promptly return to the Company all installments of the Severance Payment and COBRA Subsidy received by Employee prior to the date that the Company determines that the conditions of this Section 7(g) have been satisfied. 8. Disclosures. Employee hereby represents and warrants that as of the Effective Date, there exist no Conflicts of Interest. Promptly (and in any event, within three (3) Business Days) upon becoming aware of (i) any actual or potential Conflict of Interest or (ii) any lawsuit, claim, charge or arbitration filed against Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim, charge or arbitration to the Board. “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by law to be closed. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group. 9. Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s employment hereunder, Employee shall comply with this Section 9. (a) Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by the Company or any other member of the Company Group. (b) Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

8 (i) disclosures to other employees of a member of the Company Group who need to know the information in connection with the businesses of the Company Group; (ii) disclosures and uses that are approved in writing by the Board; or (iii) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company. (c) Upon the end of the Employment Period, and at any other time upon request of the Company (whether before or after expiration of the Employment Period), Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within five (5) Business Days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company. (d) “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Employee (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its customers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties; and (iv) any other information that is competitively valuable to any member of the Company Group by virtue of not being publicly known. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms

9 of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non- confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group. (e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental or regulatory agency or commission, including the Securities and Exchange Commission (each a “Government Agency”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct. 10. Non-Competition; Non-Solicitation. (a) The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee hereunder, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, customer and employee relationships, goodwill and legitimate business interests. (b) During the period that Employee is employed by any member of the Company Group and continuing for twelve (12) months after the period that Employee is no longer

10 employed by any member of the Company Group, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature: (i) engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Employee’s duties or responsibilities involve direct or indirect oversight of, or responsibility for, duties or responsibilities that are the same or similar to the duties or responsibilities that Employee had on behalf of any member of the Company Group; (ii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Employee had contact on behalf of any member of the Company Group or about whom or which Employee obtained Confidential Information or for whom or which Employee had direct or indirect responsibilities on behalf of the Company Group to cease or lessen such customer’s or supplier’s business in the Market Area with any member of the Company Group; or (iii) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group or hire or engage any employee or contractor of any member of the Company Group. (c) The following terms shall have the following meanings: (i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include: the sale or lease of new or pre-owned motorcycles, three-wheeled motorcycles/autocycles, snowmobiles, watercraft, ATVs, UTVs, side-by-sides, or other modes of transportation for either on-road or off-highway use (“Powersports Equipment”); the sale, leasing, rental, financing, servicing (including supply of parts) and ancillary activities relating to Powersports Equipment; and any other business engaged in by any member of the Company Group during Employee’s employment therewith. (ii) “Market Area” shall mean any location within fifty (50) miles of any retail location operated by the Company or another member of the Company Group as of the time that Employee ceases to be employed by the Company or any other member of the Company Group; provided, however, the Market Area shall not include any geographic area within the State of California.

11 (d) Notwithstanding the foregoing, none of the restrictions set forth in this Section 10 shall be interpreted or applied in a manner to prevent or restrict Employee from practicing law, as it is the intent of this Section 10 to create certain limitations on Employee’s business activities only, and not to create limitations that would restrict Employee from practicing law. Employee acknowledges and agrees that, both during and after the Employment Period, Employee shall be bound by all ethical and professional obligations (including those with respect to conflicts and confidentiality) that arise from Employee’s provision of legal services to, and acting as legal counsel for, the Company and (as applicable) the other members of the Company Group. (e) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity. (f) The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed. (g) Employee may, without violating this Section 10, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in the Business if (i) such shares are actively traded on an established national securities market in the United States or any other foreign securities exchange, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Employee represents less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding, and (iii) Employee is not associated directly or indirectly with such corporation or with any affiliate of such corporation. The foregoing limitations on ownership shall not apply to Employee’s ownership of stock issued by the Company. 11. Ownership of Intellectual Property. (a) Employee agrees that the Company shall own, and Employee hereby assigns, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how,

12 ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is employed by the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company in writing. To support Employee’s disclosure obligation herein, Employee shall keep and maintain adequate and current written records of all Company Intellectual Property made by Employee (solely or jointly with others) during the period in which Employee is or has been employed by the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times. (b) All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by the Company or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Employee to the Company, Employee shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest. (c) To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Employee retains any Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Employee hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Employee shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company. (d) All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Employee is the sole or joint author, creator, contributor, or inventor that were made or developed by Employee prior to Employee’s employment with the Company or any other member of the Company Group, or in which Employee asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit A, and Employee represents that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, Employee hereby represents and warrants that there are no Prior Inventions, and Employee shall make no claim of any rights to any Prior Inventions. If, in the course of Employee’s employment

13 with the Company or any other member of the Company Group, Employee uses in connection with or otherwise incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with (i) such product, process, or device of any member of the Company Group and (ii) the conduct of the business of the Company Group. (e) Employee shall perform, during and after the period in which Employee is or has been employed by the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information. (f) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Employee hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Employee. (g) In the event that Employee enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Employee shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Employee’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to assign said contracts or agreements, or if Employee does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Employee’s termination, Employee hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as

14 Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents. 12. Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall: (a) cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility under this Agreement, and (b) provide such information as the Company may reasonably request with respect to Employee’s services performed under this Agreement for the Company and the other members of the Company Group. 13. Section 280G. Notwithstanding any provision of this Agreement or any other plan, agreement, or arrangement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any other member of the Company Group to Employee pursuant to this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder, and would, but for this Section 13, be subject to the excise tax imposed under Section 4999 of the Code, then such Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to such excise tax, with any such reduction to be made by the Company in its discretion (and consistent with the requirements of Section 409A (as defined below)). 14. Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee. 15. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise, on the basis that the party did or did not draft it. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

15 16. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Dallas, Texas. 17. Entire Agreement and Amendment; Satisfaction of Prior Obligations. (a) This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings (including any offer letter or similar agreement), oral or written, between the parties hereto concerning the subject matter hereof. For the avoidance of doubt, this Agreement supersedes and replaces in its entirety that certain offer letter from the Company to Employee dated June 2, 2024 (the “Offer Letter”), and Employee acknowledges and agrees that Employee has no further rights or entitlements pursuant to the Offer Letter. (b) This Agreement may be amended only by a written instrument executed by both parties hereto. 18. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time. 19. Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company. 20. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by express overnight courier service, or (c) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable: If to the Company, addressed to: RumbleOn, Inc. 901 W. Walnut Hill Lane Irving, Texas 75038 Attn: Chief Executive Officer

16 If to Employee, addressed to: Tiffany Kice 2408 Victory Park Lane #937 Dallas, Texas 75219 21. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto. 22. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee from all roles that Employee holds with the Company and any other member of the Company Group (including, as applicable, any roles as an officer, director, or in any other role). 23. Section 409A. (a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. (b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect. (c) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under

17 Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. (d) Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. 24. Effect of Termination. The provisions of Sections 7-14 and 26, and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company. 25. Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10, 11, 12, 13 and 26 and shall be entitled to enforce such obligations as if a party hereto. 26. Clawback. To the extent required by Company policy, applicable law, government regulation or any applicable securities exchange listing standards, amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any other applicable member of the Company Group including pursuant to applicable law, government regulation or applicable securities exchange listing requirements, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement or any other agreement. The Company and each other member of the Company Group reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures that are consistent with the preceding sentence, including such policies and procedures applicable to this Agreement with retroactive effect. 27. Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions (and such provision after removal of the invalid or unenforceable portion thereof) shall remain in full force and effect. [Remainder of Page Intentionally Blank; Signature Page Follows.]

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date. EMPLOYEE /s/ Tiffany Kice Tiffany Kice RUMBLEON, INC. By: /s/ Michael W. Kennedy Name: Michael W. Kennedy Title: Chief Executive Officer

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT EXHIBIT A PRIOR INVENTIONS 1. The following is a complete list of all Prior Inventions relevant to the subject matter of Employee’s employment by the Company that have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to Employee’s employment with or affiliation with the Company or any other member of the Company Group: Check appropriate space(s):  None.  See below:  Due to confidentiality agreements with a prior employer, Employee cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.  Additional sheets attached. 2. Employee proposes to bring to Employee’s employment the following devices, materials, and documents of a former employer or other person to whom Employee has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in Employee’s employment pursuant to the express written authorization of Employee’s former employer or such other person (a copy of which is attached to this Agreement): Check appropriate space(s):  None.  See below.  Additional sheets attached.